EXHIBIT 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Willis Lease Finance Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share
	To be issued under the Willis Lease Finance Corporation 2023 Incentive Stock Plan	Rule 457(c) and Rule 457(h)	1,750,000	$47.35(2)	$82,862,500	$0.00014760	$12,230.51
Total Offering Amounts					$82,862,500		$12,230.51
Total Fee Offsets							$0
Net Fee Due							$12,230.51

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock of Willis Lease Finance Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices per share of Registrant’s common stock on March 12, 2024 as reported by the Nasdaq Global Market.